Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-169824 of our report dated January 7, 2011 (except for Note 18 and the first paragraph in Note 26, as to which the date is January 28, 2011) relating to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Jacksonville, Florida
February 4, 2011